UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2007

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a current report on Form 8-K filed by AsiaInfo Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on July 27, 2006, Ms. Ying Han, who served as the Company’s Executive Vice President and Chief Financial Officer ( “CFO”), retired from that position effective December 31, 2006. According to the Company’s previously-announced CFO succession plan, Ms. Eileen Chu has been appointed as Vice President and CFO of the Company, effective January 1, 2007.

Ms. Chu, age 34, joined AsiaInfo in May, 2005 as Investor Relations Director. In addition to her role as Investor Relations Director, Ms. Chu has also been assisting the Company’s Finance, Mergers & Acquisitions, and Human Resources Departments in handling US GAAP accounting issues on a regular basis.

Before joining AsiaInfo, Ms. Chu worked as an auditor with Ernst & Young. She is highly experienced in U.S. GAAP and is particularly familiar with accounting issues relating to software and information technology companies. Ms. Chu obtained a Bachelor of Arts degree in Economics from the University of British Columbia of Canada. There is no family relationship between Ms. Chu and any other executive officer or any director of the Company. Ms. Chu has not engaged in any transactions with the Company or its subsidiaries, outside the context of her employment with the Company.

In connection with Ms. Chu’s appointment, she will be entitled to a base salary of approximately $95,000 and will be eligible for an annual bonus. The actual amount of the bonus will depend upon the achievement of her annual performance objectives. Ms. Chu will also be entitled to a housing allowance, which will be equal to 10% of her base salary, and a $1,500 travel allowance for each year.

Ms. Chu has been granted 1,250 Restricted Stock Units (“RSUs”) and 53,000 Performance Stock Units (“PSUs”) under the Company’s 2005 Stock Incentive Plan (the “Plan”). The RSUs were granted on December 26, 2005, and vest in four installments of 25% each over a four year period. The PSUs were granted on November 23, 2006, and vesting is based on, and subject to, the achievement of specified performance targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: January 4, 2007	By:	/s/ Eileen Chu
	Name:	Eileen Chu
	Title:	Vice President and Chief Financial Officer